Exhibit 1

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

1 November 2021

Appendix 4G and 2021 Corporate Governance Statement

Westpac Banking Corporation ("Westpac") today provides the attached Appendix 4G and Westpac Group 2021 Corporate Governance Statement.

For further information:

David Lording
Group Head of Media Relations
0419 683 411

Andrew Bowden
Head of Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

Rules 4.7.3 and 4.10.3

Appendix 4G

Key to Disclosures
Corporate Governance Council Principles and Recommendations

Name of entity

WESTPAC BANKING CORPORATION

ABN/ARBN		Financial year ended:
33 007 457 141		30 September 2021

Our corporate governance statement[1] for the period above can be found at:[2]

☐	These pages of our annual report:	
☒	This URL on our website:	https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/corporate-governance-overview/

The Corporate Governance Statement is accurate and up to date as at *31 October 2021* and has been approved by the board.

The annexure includes a key to where our corporate governance disclosures can be located.[3]

Date:	1 November 2021
Name of authorised officer authorising lodgement:	Tim Hartin, Company Secretary

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[1] "Corporate governance statement" is defined in Listing Rule 19.12 to mean the statement referred to in Listing Rule 4.10.3 which discloses the extent to which an entity has followed the recommendations set by the ASX Corporate Governance Council during a particular reporting period.

Listing Rule 4.10.3 requires an entity that is included in the official list as an ASX Listing to include in its annual report either a corporate governance statement that meets the requirements of that rule or the URL of the page on its website where such a statement is located. The corporate governance statement must disclose the extent to which the entity has followed the recommendations set by the ASX Corporate Governance Council during the reporting period. If the entity has not followed a recommendation for any part of the reporting period, its corporate governance statement must separately identify that recommendation and the period during which it was not followed and state its reasons for not following the recommendation and what (if any) alternative governance practices it adopted in lieu of the recommendation during that period.

Under Listing Rule 4.7.4, if an entity chooses to include its corporate governance statement on its website rather than in its annual report, it must lodge a copy of the corporate governance statement with ASX at the same time as it lodges its annual report with ASX. The corporate governance statement must be current as at the effective date specified in that statement for the purposes of Listing Rule 4.10.3.

Under Listing Rule 4.7.3, an entity must also lodge with ASX a completed Appendix 4G at the same time as it lodges its annual report with ASX. The Appendix 4G serves a dual purpose. It acts as a key designed to assist readers to locate the governance disclosures made by a listed entity under Listing Rule 4.10.3 and under the ASX Corporate Governance Council's recommendations. It also acts as a verification tool for listed entities to confirm that they have met the disclosure requirements of Listing Rule 4.10.3.

The Appendix 4G is not a substitute for, and is not to be confused with, the entity's corporate governance statement. They serve different purposes and an entity must produce each of them separately.

[2] Tick whichever option is correct and then complete the page number(s) of the annual report, or the URL of the web page, where your corporate governance statement can be found. You can, if you wish, delete the option which is not applicable.

[3] Throughout this form, where you are given two or more options to select, you can, if you wish, delete any option which is not applicable and just retain the option that is applicable. If you select an option that includes "OR" at the end of the selection and you delete the other options, you can also, if you wish, delete the "OR" at the end of the selection.

See notes 4 and 5 below for further instructions on how to complete this form.

ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 1

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 2 ANNEXURE – KEY TO CORPORATE GOVERNANCE DISCLOSURES Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 PRINCIPLE 1 – LAY SOLID FOUNDATIONS FOR MANAGEMENT AND OVERSIGHT 1.1 A listed entity should have and disclose a board charter setting out: (a) the respective roles and responsibilities of its board and management; and (b) those matters expressly reserved to the board and those delegated to management. ☒ On page 3 under ‘Roles and responsibilities and we have disclosed a copy of our board charter at: www.westpac.com.au/corpgov - 1.2 A listed entity should: (a) undertake appropriate checks before appointing a director or senior executive or putting someone forward for election as a director; and (b) provide security holders with all material information in its possession relevant to a decision on whether or not to elect or re-elect a director. ☒ On page 6 under ‘Appointment of Directors’ and page 16 under ‘Fit and Proper Person assessments’. - 1.3 A listed entity should have a written agreement with each director and senior executive setting out the terms of their appointment. ☒ On page 6 under ‘Appointment of Directors’ and page 8 under ‘Board assessment of management performance’. - 1.4 The company secretary of a listed entity should be accountable directly to the board, through the chair, on all matters to do with the proper functioning of the board. ☒ On page 11 under ‘Role of the Company Secretary’. - 4 Tick the box in this column only if you have followed the relevant recommendation in full for the whole of the period above. Where the recommendation has a disclosure obligation attached, you must insert the location where that disclosure has been made, where indicated by the line with “insert location” underneath. If the disclosure in question has been made in your corporate governance statement, you need only insert “our corporate governance statement”. If the disclosure has been made in your annual report, you should insert the page number(s) of your annual report (eg “pages 10-12 of our annual report”). If the disclosure has been made on your website, you should insert the URL of the web page where the disclosure has been made or can be accessed (eg “www.entityname.com.au/corporate governance/charters/”). 5 If you have followed all of the Council’s recommendations in full for the whole of the period above, you can, if you wish, delete this column from the form and re-format it.

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 3 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 1.5 A listed entity should: (a) have and disclose a diversity policy; (b) through its board or a committee of the board set measurable objectives for achieving gender diversity in the composition of its board, senior executives and workforce generally; and (c) disclose in relation to each reporting period: (1) the measurable objectives set for that period to achieve gender diversity; (2) the entity’s progress towards achieving those objectives; and (3) either: (A) the respective proportions of men and women on the board, in senior executive positions and across the whole workforce (including how the entity has defined “senior executive” for these purposes); or (B) if the entity is a “relevant employer” under the Workplace Gender Equality Act, the entity’s most recent “Gender Equality Indicators”, as defined in and published under that Act. If the entity was in the S&P / ASX 300 Index at the commencement of the reporting period, the measurable objective for achieving gender diversity in the composition of its board should be to have not less than 30% of its directors of each gender within a specified period. ☒ On page 12 under ‘Diversity’ and we have disclosed a copy of our diversity policy at: https://www.westpac.com.au/about-westpac/inclusion-and- diversity/ and we have disclosed the information referred to in paragraph (c): in our Corporate Governance Statement on page 12 under ‘Diversity’ Westpac Banking Corporation was included in the S&P / ASX 300 Index at the commencement of the reporting period and our measurable objective for achieving gender diversity in the composition of the board, as set out on page 12 under ‘Diversity’, was to have at least 40% women on the board. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 4 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 1.6 A listed entity should: (a) have and disclose a process for periodically evaluating the performance of the board, its committees and individual directors; and (b) disclose for each reporting period whether a performance evaluation has been undertaken in accordance with that process during or in respect of that period. ☒ On page 8 under ‘Performance reviews’ and we have disclosed the evaluation process referred to in paragraph (a): in our Corporate Governance Statement on page 8 under ‘Performance reviews’ and whether a performance evaluation was undertaken for the reporting period in accordance with that process: in our Corporate Governance Statement on page 8 under ‘Performance reviews’. - 1.7 A listed entity should: (a) have and disclose a process for evaluating the performance of its senior executives at least once every reporting period; and (b) disclose for each reporting period whether a performance evaluation has been undertaken in accordance with that process during or in respect of that period. ☒ on page 8 under ‘Board assessment of management performance’ and we have disclosed the evaluation process referred to in paragraph (a): on page 8 under ‘Board assessment of management performance’ and in the Remuneration Report as provided in the Annual Report available at https://www.westpac.com.au/about-westpac/investor- centre/financial-information/annual-reports/ and whether a performance evaluation was undertaken for the reporting period in accordance with that process: on page 8 under ‘Board assessment of management performance’ and in the Remuneration Report as provided in the Annual Report at https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 5 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 PRINCIPLE 2 - STRUCTURE THE BOARD TO BE EFFECTIVE AND ADD VALUE 2.1 The board of a listed entity should: (a) have a nomination committee which: (1) has at least three members, a majority of whom are independent directors; and (2) is chaired by an independent director, and disclose: (3) the charter of the committee; (4) the members of the committee; and (5) as at the end of each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have a nomination committee, disclose that fact and the processes it employs to address board succession issues and to ensure that the board has the appropriate balance of skills, knowledge, experience, independence and diversity to enable it to discharge its duties and responsibilities effectively. ☒ on page 9 under ‘Role of the Board Committees’ and we have disclosed a copy of the charter of the Board Nominations and Governance Committee at: www.westpac.com.au/corpgov and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 9 under ‘Role of the Board Committees’ and in section 9 of the Directors’ Report on page 49 of our Annual Report available at https://www.westpac.com.au/about-westpac/investor- centre/financial-information/annual-reports/ - 2.2 A listed entity should have and disclose a board skills matrix setting out the mix of skills that the board currently has or is looking to achieve in its membership. ☒ on page 5 under ‘Figure 1 - Board skills, experience and attributes as at 30 September 2021’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 6 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 2.3 A listed entity should disclose: (a) the names of the directors considered by the board to be independent directors; (b) if a director has an interest, position, affiliation or relationship of the type described in Box 2.3 but the board is of the opinion that it does not compromise the independence of the director, the nature of the interest, position or relationship in question and an explanation of why the board is of that opinion; and (c) the length of service of each director. ☒ on page 2 under ‘Board of Directors’ and we have disclosed the names of the directors considered by the board to be independent directors: in our Corporate Governance Statement on page 2 under ‘Board of Directors’ and, where applicable, the information referred to in paragraph (b): in our Corporate Governance Statement on page 2 under ‘Board of Directors’ and the length of service of each director: is summarised in our Corporate Governance Statement on page 7 under ‘Appointment of Directors’ and is set out in section 1 of the Directors Report on page 37 of our Annual Report available at: https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/. - 2.4 A majority of the board of a listed entity should be independent directors. ☒ on page 2 under ‘Board of Directors’. - 2.5 The chair of the board of a listed entity should be an independent director and, in particular, should not be the same person as the CEO of the entity. ☒ on page 2 under ‘Board of Directors’. - 2.6 A listed entity should have a program for inducting new directors and for periodically reviewing whether there is a need for existing directors to undertake professional development to maintain the skills and knowledge needed to perform their role as directors effectively. ☒ on page 6 under ‘Appointment of Directors’, page 7 under ‘Continuing education’ and page 9 under ‘Role of the Board Committees’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 7 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 PRINCIPLE 3 – INSTIL A CULTURE OF ACTING LAWFULLY, ETHICALLY AND RESPONSIBLY 3.1 A listed entity should articulate and disclose its values. ☒ on page 13 under ‘Ethical decision making’ and we have disclosed our values at: www.westpac.com.au/about-westpac/careers/working-together- at-westpac/our-values. - 3.2 A listed entity should: (a) have and disclose a code of conduct for its directors, senior executives and employees; and (b) ensure that the board or a committee of the board is informed of any material breaches of that code. ☒ on page 14 under ‘Code of Conduct’ and we have disclosed our code of conduct at: www.westpac.com.au/about-westpac/westpac-group/corporate- governance/principles-policies - 3.3 A listed entity should: (a) have and disclose a whistleblower policy; and (b) ensure that the board or a committee of the board is informed of any material incidents reported under that policy. ☒ on page 15 under ‘Concern reporting and whistleblower protection’ and we have disclosed our whistleblower policy at: www.westpac.com.au/about-westpac/westpac-group/corporate- governance/principles-policies. - 3.4 A listed entity should: (a) have and disclose an anti-bribery and corruption policy; and (b) ensure that the board or committee of the board is informed of any material breaches of that policy. ☒ on page 16 under ‘Anti Bribery and Corruption’ and we have disclosed our anti-bribery and corruption policy at: www.westpac.com.au/about-westpac/westpac-group/corporate- governance/anti-bribery-corruption-policy-procedures. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 8 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 PRINCIPLE 4 – SAFEGUARD THE INTEGRITY OF CORPORATE REPORTS 4.1 The board of a listed entity should: (a) have an audit committee which: (1) has at least three members, all of whom are non- executive directors and a majority of whom are independent directors; and (2) is chaired by an independent director, who is not the chair of the board, and disclose: (3) the charter of the committee; (4) the relevant qualifications and experience of the members of the committee; and (5) in relation to each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have an audit committee, disclose that fact and the processes it employs that independently verify and safeguard the integrity of its corporate reporting, including the processes for the appointment and removal of the external auditor and the rotation of the audit engagement partner. ☒ on page 9 under ‘Role of the Board Committees’ and we have disclosed a copy of the Board Audit Committee charter of the committee at: www.westpac.com.au/corpgov and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 9 under ‘Role of the Board Committees’ and in section 9 of the Directors’ Report on page 49 of our Annual Report available at https://www.westpac.com.au/about-westpac/investor- centre/financial-information/annual-reports/ - 4.2 The board of a listed entity should, before it approves the entity’s financial statements for a financial period, receive from its CEO and CFO a declaration that, in their opinion, the financial records of the entity have been properly maintained and that the financial statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the entity and that the opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively. ☒ on page 20 under ‘CEO and CFO assurance’. - 4.3 A listed entity should disclose its process to verify the integrity of any periodic corporate report it releases to the market that is not audited or reviewed by an external auditor. ☒ on page 21 under ‘Verification of periodic corporate reports’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 9 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 PRINCIPLE 5 – MAKE TIMELY AND BALANCED DISCLOSURE 5.1 A listed entity should have and disclose a written policy for complying with its continuous disclosure obligations under listing rule 3.1. ☒ on page 21 under ‘Market disclosure’ and we have disclosed our Market disclosure policy at: www.westpac.com.au/about-westpac/westpac-group/corporate- governance/principles-policies. - 5.2 A listed entity should ensure that its board receives copies of all material market announcements promptly after they have been made. ☒ on page 22 under ‘Market disclosure’. - 5.3 A listed entity that gives a new and substantive investor or analyst presentation should release a copy of the presentation materials on the ASX Market Announcements Platform ahead of the presentation. ☒ on page 22 under ‘Market disclosure’. - PRINCIPLE 6 – RESPECT THE RIGHTS OF SECURITY HOLDERS 6.1 A listed entity should provide information about itself and its governance to investors via its website. ☒ Referenced throughout our Corporate Governance Statement. and we have disclosed information about us and our governance on our website at: https://www.westpac.com.au/about-westpac/; and https://www.westpac.com.au/about-westpac/westpac- group/corporate-governance/. - 6.2 A listed entity should have an investor relations program that facilitates effective two-way communication with investors. ☒ On page 22 under ‘Shareholder communication and participation’. - 6.3 A listed entity should disclose how it facilitates and encourages participation at meetings of security holders. ☒ On page 22 under ‘Shareholder communication and participation’. - 6.4 A listed entity should ensure that all substantive resolutions at a meeting of security holders are decided by a poll rather than by a show of hands. ☒ On page 22 under ‘Shareholder communication and participation’. - 6.5 A listed entity should give security holders the option to receive communications from, and send communications to, the entity and its security registry electronically. ☒ On page 22 under ‘Shareholder communication and participation’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 10 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 PRINCIPLE 7 – RECOGNISE AND MANAGE RISK 7.1 The board of a listed entity should: (a) have a committee or committees to oversee risk, each of which: (1) has at least three members, a majority of whom are independent directors; and (2) is chaired by an independent director, and disclose: (3) the charter of the committee; (4) the members of the committee; and (5) as at the end of each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have a risk committee or committees that satisfy (a) above, disclose that fact and the processes it employs for overseeing the entity’s risk management framework. ☒ on page 10 under ‘Role of the Board Committees’ and we have disclosed a copy of the Board Risk Committee charter of the committee at: www.westpac.com.au/corpgov and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 9 under ‘Role of the Board Committees’ and in section 9 of the Directors’ Report on page 49 in our Annual Report available at https://www.westpac.com.au/about-westpac/investor- centre/financial-information/annual-reports/ - 7.2 The board or a committee of the board should: (a) review the entity’s risk management framework at least annually to satisfy itself that it continues to be sound and that the entity is operating with due regard to the risk appetite set by the board; and (b) disclose, in relation to each reporting period, whether such a review has taken place. ☒ on page 3 under ‘Role of the Board Committees’ and page 17 under ‘Risk Management’ and we have disclosed whether a review of the entity’s risk management framework was undertaken during the reporting period: on page 17 under ‘Risk Management’. - 7.3 A listed entity should disclose: (a) if it has an internal audit function, how the function is structured and what role it performs; or (b) if it does not have an internal audit function, that fact and the processes it employs for evaluating and continually improving the effectiveness of its governance, risk management and internal control processes. ☒ on page 21 under ‘Group Audit (internal audit)’ and we have disclosed how our internal audit function is structured and what role it performs: on page 21 under ‘Group Audit (internal audit)’. -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 11 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 7.4 A listed entity should disclose whether it has any material exposure to environmental or social risks and, if it does, how it manages or intends to manage those risks. ☒ on page 17 under ‘Material exposure to sustainability risks’ and we have disclosed whether we have any material exposure to environmental and social risks: in the Risk and risk management section on page 117 of our Annual Report available at https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/ and our Sustainability Supplement available on our website at https://www.westpac.com.au/about-westpac/sustainability/ and, if we do, how we manage or intend to manage those risks: in the Risk and risk management section on page 117 of our Annual Report available at https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/ and our Sustainability Supplement available on our website at https://www.westpac.com.au/about-westpac/sustainability/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 12 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 PRINCIPLE 8 – REMUNERATE FAIRLY AND RESPONSIBLY 8.1 The board of a listed entity should: (a) have a remuneration committee which: (1) has at least three members, a majority of whom are independent directors; and (2) is chaired by an independent director, and disclose: (3) the charter of the committee; (4) the members of the committee; and (5) as at the end of each reporting period, the number of times the committee met throughout the period and the individual attendances of the members at those meetings; or (b) if it does not have a remuneration committee, disclose that fact and the processes it employs for setting the level and composition of remuneration for directors and senior executives and ensuring that such remuneration is appropriate and not excessive. ☒ on page 9 under ‘Role of the Board Committees’ and we have disclosed a copy of the Board Remuneration Committee charter of the committee at: www.westpac.com.au/corpgov and the information referred to in paragraphs (4) and (5): in our Corporate Governance Statement on page 9 under ‘Role of the Board Committees’ and in section 9 of the Directors’ Report on page 49 of our Annual Report available at https://www.westpac.com.au/about-westpac/investor- centre/financial-information/annual-reports/ - 8.2 A listed entity should separately disclose its policies and practices regarding the remuneration of non-executive directors and the remuneration of executive directors and other senior executives. ☒ on page 7 under ‘Remuneration Framework and the Remuneration Report in the Directors’ report in our Annual Report available at https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/ and we have disclosed separately our remuneration policies and practices regarding the remuneration of non-executive directors and the remuneration of executive directors and other senior executives: in the Remuneration Report in the Directors’ report in our Annual Report available at https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/ -

Appendix 4G Key to Disclosures Corporate Governance Council Principles and Recommendations ASX Listing Rules Appendix 4G (current at 17/7/2020) Page 13 Corporate Governance Council recommendation Where a box below is ticked,4 we have followed the recommendation in full for the whole of the period above. We have disclosed this in our Corporate Governance Statement: Where a box below is ticked, we have NOT followed the recommendation in full for the whole of the period above. Our reasons for not doing so are:5 8.3 A listed entity which has an equity-based remuneration scheme should: (a) have a policy on whether participants are permitted to enter into transactions (whether through the use of derivatives or otherwise) which limit the economic risk of participating in the scheme; and (b) disclose that policy or a summary of it. ☒ on page 7 under ‘Remuneration Framework and the Remuneration Report in the Directors’ report in our Annual Report available at https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/ and we have disclosed our policy on this issue or a summary of it: on page 7 under ‘Remuneration Framework and the Remuneration Report in the Directors’ report in our Annual Report available at https://www.westpac.com.au/about- westpac/investor-centre/financial-information/annual-reports/ - ADDITIONAL RECOMMENDATIONS THAT APPLY ONLY IN CERTAIN CASES 9.1 A listed entity with a director who does not speak the language in which board or security holder meetings are held or key corporate documents are written should disclose the processes it has in place to ensure the director understands and can contribute to the discussions at those meetings and understands and can discharge their obligations in relation to those documents. - ☒ we do not have a director in this position and this recommendation is therefore not applicable 9.2 A listed entity established outside Australia should ensure that meetings of security holders are held at a reasonable place and time. - ☒ we are established in Australia and this recommendation is therefore not applicable 9.3 A listed entity established outside Australia, and an externally managed listed entity that has an AGM, should ensure that its external auditor attends its AGM and is available to answer questions from security holders relevant to the audit. - ☒ we are established in Australia and not an externally managed listed entity and this recommendation is therefore not applicable

2021 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Corporate Governance Statement Simpler, stronger bank

B WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Contents INTRODUCTION Our approach to governance 1 THE BOARD The Board 2 Roles and responsibilities 3 OPERATION OF THE BOARD Board skills, experience and attributes 5 Appointment of Directors 6 Performance reviews 8 Role of the Board Committees 9 DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY Diversity 12 Ethical decision making 13 Key Policies 15 Sustainability 17 RISK Risk Management 17 FINANCIAL REPORTING AND DISCLOSURE Financial reporting and audit 20 Market disclosure and shareholder 21 communication ADDITIONAL INFORMATION NZX and NYSE listing rules – additional information 23 This Corporate Governance Statement, which has been approved by the Board, describes our corporate governance framework, policies, and practices as at 31 October 2021. We have followed the ASX Corporate Governance Principles and Recommendations (fourth edition) (ASXCGC Recommendations) published by the ASX Limited’s Corporate Governance Council (ASXCGC) throughout the year. In this Corporate Governance Statement, a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation.

1 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Board areas of focus in FY21 This year the Board (including with assistance from its Board Committees) has focused on overseeing: — the delivery of key priorities under our Fix, Simplify and Perform strategic priorities; — Westpac’s response to the COVID-19 pandemic, including measures taken to support our customers and our people; — the development and implementation of the expanded CORE program to uplift outcomes for customers and our governance of financial and non-financial risk; — ongoing work to improve Westpac’s management of financial crime risk following the AUSTRAC proceedings; — the implementation and performance of the Lines of Business operating model, which was introduced in 2020 to clarify responsibilities and accountability for end-to-end performance; — the simplification of our business and operations through the exit of non-core businesses and the consolidation of our international locations; — the program of work to reset the bank’s cost base, targeting $8 billion by FY24; — the renewal of the Board and Executive team, with three Directors and three members of the Executive Team commencing this year; and — approving the Group’s 2023 Sustainability Strategy. Our approach to governance Corporate governance is the framework of systems, policies and processes by which we operate, make decisions and hold people to account. The framework establishes the roles and responsibilities of Westpac’s Board, management team, employees and suppliers. It also establishes the systems, policies and processes for monitoring and evaluating Board and management performance, and the practices for corporate reporting, disclosure, remuneration, risk management and engagement of security holders. Our approach to corporate governance is based on a set of values and behaviours that underpin our day-to-day activities, and are designed to promote transparency, fair dealing, and the protection of stakeholder interests, including our customers, our shareholders, our employees and our community. It includes aspiring to the highest standards of corporate governance; which Westpac sees as fundamental to the sustainability of our business and our performance. In 2021 Westpac has continued working to strengthen and improve its approach to corporate governance. These activities include a focus on delivering a sustained uplift in our governance of risk, improving the Group’s culture and creating a simpler and safer organisation with clearer accountability. Much of the work to improve risk governance and culture is being delivered through the CORE (Customer Outcomes and Risk Excellence) program, an integrated program of work designed to fulfil the requirements of the Court Enforceable Undertaking Westpac entered into with APRA earlier this year. The CORE program includes 19 workstreams, each with an accountable Group Executive, and includes areas such as Board risk governance, risk culture, Executive culture and capability, organisational design, risk management frameworks and compliance management. Westpac has made good progress delivering key CORE activities, with the program scheduled to complete in financial year 2024. While our frameworks and policies are critical elements of corporate governance, the outcomes achieved are also directly influenced by decisions made by our people. Providing context and guidance to assist our people with their decisions has been a significant focus for Westpac in 2021. We have continued to embed our purpose – helping Australians and New Zealanders succeed – as well as our supporting values and behaviours. We have continued to simplify Westpac by divesting non-core businesses, implementing the Lines of Business operating model and consolidating our international locations. Further information about our CORE program and our  Fix, Simplify and Perform strategic priorities are in our 2021 Annual Report. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION

2 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT The Board Board of Directors The Board is comprised of 10 independent Non-executive Directors and the Managing Director and Chief Executive Officer (CEO). A profile of each Director can be found on our website at: www.westpac.com.au/about-westpac/westpac- group/board-of-directors/. JOHN MCFARLANE Chairman and Independent Non-executive Director PETER KING Managing Director and Chief Executive Officer NERIDA CAESAR Independent Non-executive Director CRAIG DUNN Independent Non-executive Director MICHAEL HAWKER AM Independent Non-executive Director NORA SCHEINKESTEL Independent Non-executive Director PETER MARRIOTT Independent Non-executive Director MARGARET (MARGIE) SEALE Independent Non-executive Director AUDETTE EXEL AO Independent Non-executive Director CHRIS LYNCH Independent Non-executive Director PETER NASH Independent Non-executive Director

3 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Roles and responsibilities The Board The role of the Board is to provide leadership and strategic guidance for Westpac and its related bodies corporate, in addition to overseeing the sound and prudent management of the Westpac Group. The Board Charter outlines the roles and responsibilities of the Board. Key responsibilities are: — approving and overseeing management’s implementation of the strategic direction of the Westpac Group, its business plan and significant corporate strategic initiatives; — approving the appointment of the CEO, Chief Financial Officer (CFO), Group Executives, the General Manager, Group Audit and any other person the Board determines; — assessing and reviewing the performance of the Board, its Board Committees, the CEO and the Group Executives; — approving the Westpac Board Renewal Policy and determining Board size and composition; — approving the Westpac Group Remuneration Policy and individual remuneration levels and adjustments (including forfeiture and clawback) to variable remuneration where appropriate for Group Executives, other executives who report to the CEO, other accountable persons under the Banking Executive Accountability Regime (BEAR) and any other person the Board determines; — approving the annual targets and financial statements and monitoring financial performance against forecast and prior periods; — determining our dividend policy and the amount, nature and timing of dividends to be paid; — considering and approving our overall risk management framework for managing financial and non-financial risk; — approving the Group Risk Management Framework, the Group Risk Management Strategy and the Board Risk Appetite Statement and monitoring the effectiveness of risk management by the Group; — forming a view of our risk culture and overseeing the identification of, and steps taken to address any desirable changes to risk culture; — considering the social, ethical and environmental impact of our activities including the effects of climate change, and setting standards and monitoring compliance with our policies and practices; — overseeing and monitoring workplace health and safety (WHS) issues in the Group and considering appropriate WHS reports and information; — meeting with representatives from our principal regulators on a regular basis; and — maintaining an ongoing dialogue with Westpac’s external auditor. The Board Charter is available on our website at: www.westpac.com.au/about-westpac/westpac-group/ corporate-governance/constitution-board/. Westpac’s Board and Board Committee structure Board Committees will refer matters to the Board or other Board Committee where appropriate. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION Average Board tenure 0-3 years 60% 3-6 years 20% 6-9 years 20% AVERAGE BOARD TENURE 2.8 years Westpac’s Board and Board Committee structure Board Independent Assurance and Advice Chief Executive Officer External Auditors Group Audit Independent Assurance and External Advice Group Executives Board Committees Nominations & Governance Remuneration Audit Risk Technology Legal, Regulatory & Compliance Sub-Committee Provide relevant periodic assurances and reports (as appropriate) Provide assurance on the remuneration disclosures in the Remuneration Report Provide assurance on risk components of the annual report and interim/annual financial results announcements Delegation Assurance, Oversight through Reporting Accountability Accountability Delegation Delegation Board Committees will refer matters to the Board or other Board Committee where appropriate. Specific reporting

4 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Roles and responsibilities (continued) The Board has delegated to the CEO, and through the CEO to the Executive Team, responsibility for the day-to-day management of Westpac’s business. These delegations are subject to the limitations and restrictions contained in the delegation instruments. The Board is assisted in meeting its roles and responsibilities by its six standing Board Committees. Further information about each of the Board Committees is set out in the section titled ‘Role of the Board Committees’. Chairman The Board elects one of the independent Non- executive Directors as Chairman. Our Chairman is John McFarlane. His role includes: — providing effective leadership to the Board in relation to all Board matters; — guiding the agenda and conducting all Board meetings to facilitate discussions, challenge and decision-making; — in conjunction with the Company Secretary, arranging regular Board meetings throughout the year and confirming that minutes of meetings accurately record decisions taken and, as required, the views of individual Directors; — overseeing the process for appraising Directors and the Board as a whole; — overseeing Board succession; — acting as a conduit between management and the Board, and being the primary point of communication between the Board and CEO; — representing the views of the Board to the public; and — taking a leading role in creating and maintaining an effective corporate governance system. CEO Our Managing Director and CEO is Peter King; his role includes: — leadership of the management team and, with the Board, overseeing succession planning for the management team; — developing strategic objectives for the business and achievement of the planned results; and — the day-to-day management of the Westpac Group’s operations, subject to the specified delegations of authority approved by the Board.

WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT 5

INTRODUCTION | THE BOARD | **OPERATION OF THE BOARD** | DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY | RISK | FINANCIAL REPORTING AND DISCLOSURE | ADDITIONAL INFORMATION

Board skills, experience and attributes

Westpac seeks to maintain a Board of Directors with a broad range of relevant financial and other skills, knowledge, and experience necessary to guide the business of the Group. The Board uses a skills matrix to illustrate the key skills and experience the Westpac Board is seeking to achieve in its membership collectively and the number of Directors with each skill and experience. The skills matrix is set out in Figure 1.

Figure 1 – Board skills, experience and attributes as at 30 September 2021[1]

SKILLS AND EXPERIENCE	DESCRIPTION	NUMBER OF DIRECTORS
Strategic and commercial acumen	An ability to define strategic objectives, constructively question business plans and implement strategy using commercial judgement	12/12
Financial services experience	Experience working in, or advising, the banking and financial services industry (including wealth management), with strong knowledge of its economic drivers and global business perspectives	10/12
Financial acumen	Highly proficient in accounting or related financial management and reporting for businesses of significant size	10/12
Risk	Experience in anticipating, recognising and managing risks, including regulatory, financial and non-financial risks, and monitoring risk management frameworks and controls	11/12
Technology	Experience in developing or overseeing the application of technology in large complex businesses, with particular reference to innovation and the Group's digital transformation strategic priority	9/12
Governance	Commitment to, and knowledge of, governance, environmental and social issues, with particular reference to the legal, compliance, regulatory and voluntary frameworks applicable to listed entities and highly regulated industries	12/12
People, culture and conduct	Experience in people matters including workplace cultures, morale, management development, succession and remuneration, with particular reference to the Group's talent retention and development initiatives and the ability to consider and respond to matters relating to inclusion and diversity	11/12
Executive leadership	Being appointed as CEO or a similar senior leadership role in a large complex organisation, and having experience in that position in managing the business through periods of significant change	10/12
Listed company experience	Held two or more Non-executive Directorships on Australian or international listed companies	9/12
International	Senior leadership experience involving responsibility for operations across borders, and exposure to a range of political, cultural, regulatory and business environments in that position	9/12
Customer focus	Experience in developing and overseeing the embedding of a strong customer-focused culture in large complex organisations, and a demonstrable commitment to achieving customer outcomes	9/12

1 Certain information in this Corporate Governance Statement is presented as at 30 September 2021, at which point Mr Steven Harker was a Director of Westpac. Mr Harker retired as a Director on 26 October 2021.

6 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Board diversity A diverse group of skilled Directors make us a stronger organisation that makes better decisions. In relation to gender diversity, for 2021, the Board Nominations & Governance Committee has approved an objective of at least 40% women on the Westpac Board. For future reporting periods, this objective has been reformulated to be 40% women, 40% men and 20% any gender for the composition of the Westpac Board. Westpac is working towards meeting this objective, and our performance against it will vary at any given time depending on the timing of Board renewal and Board composition changes. The Board gender diversity as at 30 September 2021 is set out below. Number of female Directors on the Board (4 out of 12) FEMALE DIRECTORS 33% The percentage of female directors on the Board has increased following the retirement of Steven Harker in October 2021, and is likely to change further following the retirement of Craig Dunn as a Director at Westpac’s 2021 Annual General Meeting (AGM). Independence All of our Non-executive Directors satisfy our criteria for independence, which aligns with the guidance provided in the ASXCGC Recommendations and the criteria applied by the New York Stock Exchange (NYSE). The Board assesses the independence of our Non- executive Directors on appointment and annually. Each Non-executive Director provides an annual attestation of their interests and independence. Directors are considered to be independent if they are independent of management and free from any business or other relationship that could materially interfere with, or could reasonably be perceived to materially interfere with: — the exercise of their unfettered and independent judgement; and — their ability to act in the best interests of Westpac as a whole rather than the interests of another party. Materiality is assessed on a case-by-case basis by reference to each Non-executive Director’s individual circumstances rather than by applying general materiality thresholds. Each Non-executive Director is required to disclose any business or other relationship that he or she has directly, or as a partner, shareholder or officer of a company or other entity that has an interest or a business or other relationship with Westpac or a Group entity. The Board considers information about any such interests or relationships, including any related financial or other details, when it assesses the Non-executive Director’s independence. Appointment of Directors The Board Nominations & Governance Committee considers and makes recommendations to the Board on candidates for appointment as Directors. Such recommendations pay particular attention to: — the mix of skills, experience, expertise, diversity, independence, and other qualities of existing Directors; and — how the candidate’s attributes will balance and complement those skills and qualities and address any potential skills gaps in relation to the current and future composition of the Board. The Board may appoint a Director, either to fill a casual vacancy or as an addition to the existing Directors, provided the total number of Directors does not exceed 15 Non-executive Directors and three Executive Directors. Except for the CEO, a Director appointed by the Board holds office only until the close of the next AGM but is eligible for election by shareholders at that meeting. Our Constitution states that at each AGM, one-third of eligible Directors, and any other Director who has held office for three or more years since their last election, must retire. In determining the number of Directors to retire by rotation, no account is to be taken of Directors holding casual vacancy positions or of the CEO. The Directors to retire by rotation are those who have been in office the longest. A retiring Director holds office until the conclusion of the meeting at which he or she retires but is eligible for re-election at that meeting. Prior to a Director’s appointment or consideration for election or re-election by shareholders, the Board conducts due diligence and considers the results of the Board performance evaluation conducted during the year. Where a Director is seeking election or re-election, Westpac provides shareholders with all material information relevant to a decision on whether or not to elect or re-elect a Director. New Directors receive an induction pack and letter of appointment setting out the expectations of the role, conditions of appointment including the expected term of appointment, and remuneration. This letter aligns to the ASXCGC Recommendations. All new Directors participate in an induction program to familiarise themselves with our business and strategy, culture and values and any current issues before the Board. The induction program includes substantial review of key documents and meetings with a range of representatives from the organisation, and includes meetings with the Chairman, the CEO, the Board Committee Chairs and each Group Executive. The Westpac Board Renewal Policy limits the tenure of office that any Non-executive Directors other than the Chairman may serve to nine years, from the date of first election by shareholders. The maximum tenure for the Chairman is 12 years (which includes any term served as a Director prior to being elected as Chairman), from the date of first election by shareholders. The Board, on an exceptional basis, may extend the maximum terms specified above by one year where it considers it would benefit the Group.

7 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Appointment of Directors (continued) The average Board tenure as at 30 September 2021 is set out below. The length of service of each Director is set out in Section 1 of the Directors’ report in our 2021 Annual Report. Average Board tenure Conflicts of interest All Directors are required to disclose to the Board any actual, potential or apparent conflicts of interest upon appointment and are required to keep these disclosures up to date. Any Director with a material personal interest in a matter being considered by the Board must declare their interest and may not be present during any related boardroom discussions nor vote on the matter unless the Board resolves otherwise. Continuing education Directors undertake continuing education and training to develop and maintain the skills and knowledge needed to perform their role effectively, including by participating in workshops held throughout the year, attending relevant site visits, and undertaking relevant external education. These activities are planned each year and are included in the Board’s/Board Committees’ calendars. In addition, the Board and Board Committees consider whether additional education and professional development opportunities should be offered as part of the annual Board Effectiveness Review. Access to information All Directors have unrestricted access to company records and information required to perform their duties, and receive regular detailed financial and operational reports from senior management. Each Director also enters into an access and indemnity agreement, which among other things, provides for access to documents for up to seven years after their retirement as a Director. The Chairman and other Non-executive Directors regularly consult with the CEO, CFO and other senior executives, and may consult with, and request additional information from, any of our employees. Access to advice All Directors have access to advice from senior internal legal advisors including the Group General Counsel. The Board collectively, and all Directors individually, can also seek independent professional advice, at our expense, to help them carry out their responsibilities. While the Chairman’s prior approval is needed, it may not be unreasonably withheld. Remuneration framework Information about our remuneration framework, including policies and practices regarding the remuneration of Non-executive Directors, the CEO and other senior executives, is included in the Remuneration Report in the Directors’ report, in our 2021 Annual Report. The Remuneration Report also includes details of Westpac’s hedging policy, which prohibits participants in equity plans from entering into transactions that mitigate the risk associated with the equity award. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION 0-3 years 66% 3-6 years 17% 6-9 years 17% AVERAGE BOARD TENURE 2.8 years

8 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Performance reviews Board, Board Committees and Directors The Board undertakes ongoing self-assessment as well as commissioning an annual performance review by an independent consultant. The review process includes an assessment of the performance of the Board, the Board Committees and each Director, with outputs collected, analysed and presented to the Board. The Board will discuss the results and agree follow-up actions. Actions from the previous review related to matters regarding Board composition, process, priorities and continuing education. The Chairman also discusses the results with individual Directors and Board Committee Chairs. The full Board (excluding the Chairman) reviews the results of the performance review of the Chairman and results are then privately discussed by the Chairman of the Board Risk Committee with the Chairman. At the time of this Corporate Governance Statement, the 2021 financial year evaluation of the full Board is being finalised and will be completed prior to the end of the 2021 calendar year. Board assessment of management performance The Board, in conjunction with its Board Remuneration Committee, is responsible for: — selecting, appointing, and determining terms of appointment of, the CEO; — determining the CEO’s goals and objectives, and evaluating the CEO’s performance in light of these objectives; — approving the appointment of Group Executives, the General Manager Group Audit, and any other person the Board determines; and — approving individual remuneration levels, and adjustments to variable remuneration where appropriate (including forfeiture and clawback) for Group Executives and other senior executives, including in light of relevant matters brought to the attention of the Board Remuneration Committee from the CEO, Chief Risk Officer, Group Executive, Human Resources, General Manager Group Audit, Group General Counsel, and Chairs of the Board Risk Committee, Board Legal Regulatory & Compliance Committee and Board Audit Committee. All new senior executives receive an employment contract setting out the terms and conditions of their employment, together with an Accountability Statement for their respective role. Briefing sessions are scheduled to discuss our strategies and operations, and the respective roles and responsibilities of the Board and senior management. Under Westpac’s executive remuneration framework, the performance of senior executives is assessed annually. Management performance evaluations for the financial year ended 30 September 2021 were conducted following the end of the financial year. The process for reviewing the performance of senior executives, as well as a further discussion on Westpac’s executive remuneration framework, FY21 performance objectives and performance achieved is contained in the Remuneration Report in the Directors’ report, (which is located in our 2021 Annual Report).

WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT 9

Role of the Board Committees

The Board is assisted by its six standing Board Committees and the key roles, responsibilities, and membership of each of the Board Committees are outlined in their respective Charter and are summarised in the table below.

The Board Committee Charters are available on our website at www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/. All of the Board Committees are currently comprised of independent Non-executive Directors.

Board Committee members are chosen for the skills and experience they can contribute to the respective Board Committees and their qualifications are set out in Section 1 of the Directors' report, in our 2021 Annual Report.

COMMITTEE	KEY RESPONSIBILITIES	COMPOSITION REQUIREMENTS	MEMBERSHIP
Board Nominations & Governance Committee (BNGC)	To assist the Board, including by: – recommending candidates for appointment as Non-executive Directors to the Board and the Boards of significant subsidiaries (including Westpac New Zealand Limited and our insurance and superannuation subsidiaries); – reviewing the process for inducting and the continuing education of Directors; – considering succession planning for Non-executive Directors, the CEO, Group Executives, the General Manager, Group Audit, and other senior executives; – reviewing annually diversity generally within the Group, including approving measurable objectives for achieving diversity and the Group's progress in achieving such objectives; and – reviewing and, where required, approving the Group's corporate governance policies, including as they relate to tenure, independence and Board renewal/composition.	Each Board Committee Chairman and the Board Chairman, all of whom must be independent.	– John McFarlane (Chairman) – Peter Nash – Mike Hawker – Craig Dunn – Peter Marriott – Margaret Seale
Board Remuneration Committee (BRemC)	To assist the Board by reviewing and making recommendations in relation to: – the Group Remuneration Policy, as well as assessing its effectiveness; – individual remuneration levels of the Non-executive Directors, CEO, Group Executives and other senior executives; – remuneration structures for each category of persons covered by the Group Remuneration Policy; – the CEO's goals and objectives and evaluating the CEO's performance in light of these objectives; – short and long-term variable reward plans and outcomes and adjustments to variable remuneration for Group Executives and other senior executives; and – the approval of all equity-based plans.	At least three Non-executive Directors. Majority of Committee members must be independent. An independent Non-executive Director must be the Committee Chairman.	– Craig Dunn (Chairman) – Nora Scheinkestel – Margaret Seale
Board Audit Committee (BAC)	To assist the Board by overseeing the: – integrity of financial statements and financial reporting systems of Westpac and its related bodies corporate; – external audit engagement, including the external auditor's appointment, removal and rotation of the lead audit engagement partner, and the external auditor's qualifications, performance, independence and fees; – performance of the internal audit function; and – integrity of the Group's corporate reporting including the Group's financial reporting.	At least three Non-executive Directors. Majority of Committee members must be independent. An Independent Non-executive Director must be the Committee Chairman, who is not the Board Chairman.	– Peter Nash (Chairman) – Chris Lynch – Peter Marriott

INTRODUCTION
THE BOARD
OPERATION OF THE BOARD
DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY
RISK
FINANCIAL REPORTING AND DISCLOSURE
ADDITIONAL INFORMATION

10 **WESTPAC GROUP** 2021 CORPORATE GOVERNANCE STATEMENT

Role of the Board Committees (continued)

COMMITTEE	KEY RESPONSIBILITIES	COMPOSITION REQUIREMENTS	MEMBERSHIP
Board Risk Committee (BRiskC)	To assist the Board to: – consider and approve the Group's overall risk management framework for managing financial and non-financial risks; – oversee the risk culture across the Group; – review and approve other risk management frameworks and/or monitor performance under those frameworks (as appropriate); – approve the Group Risk Management Framework, the Group Risk Management Strategy, and the Board Risk Appetite Statement; and – make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management. The Committee is also responsible for: – reviewing and monitoring the risk profile and controls of the Group for consistency with the Board Risk Appetite Statement; – reviewing and approving the limits and conditions that apply to the delegated credit risk and market risk approval authorities; – reviewing, overseeing and as applicable approving stress testing, including the material scenarios adopted and monitor material stress testing results and management responses; and – reviewing reports on policies and safeguards for assuring information security, including systems to detect and respond to data breaches, cybersecurity incidents, and information security testing results.	At least three Non-executive Directors. Majority of Committee members must be independent. An Independent Non-executive Director must be the Committee Chairman, who is not the Board Chairman. The Chairman of the Board, Legal, Regulatory and Compliance Committee must be a member. At least one member of the Board Audit Committee and at least one member of the Board Remuneration Committee must be members.	– Peter Marriott (Chairman) – Craig Dunn – Chris Lynch – Peter Nash – Nora Scheinkestel – Margaret Seale – Audette Exel
Board Legal, Regulatory & Compliance Committee (BLRCC)	To assist the BRiskC as it oversees: – material legal and regulatory change relevant to the Group; and – the Group's management of certain non-financial risks, such as: • material litigation (including class actions) and regulatory investigations; • compliance; • conduct risk; • financial crime risk; • customer remediation activities and customer complaints; and • such other risk activities as are delegated to the BLRCC by the BRiskC.	At least three Non-executive Directors. Majority of Committee members must be independent. An Independent Non-executive Director must be the Committee Chairman, who is not the Board Chairman. The Chairman of the BRiskC must be a member.	– Margaret Seale (Chairman) – Nerida Caesar – Mike Hawker – Peter Marriott – Peter Nash
Board Technology Committee (BTC)	To assist the Board by overseeing: – the implementation of the Group's technology and data strategy; and – the delivery of major technology transformation programs.	At least three Directors, not more than one of whom shall be an Executive Director. Each Non-executive Director must be independent.	– Mike Hawker (Chairman) – Nerida Caesar – Peter Marriott – Audette Exel

The Board Committee composition changes which have occurred in FY21 are set out in Section 9 of the Directors' report, in our 2021 Annual Report.

11 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT From time to time, the Board may form other Committees or request Directors to undertake specific extra duties. In addition, the Board may participate (either directly or through representatives) in due diligence committees in relation to strategic decisions and capital and funding activities. Each Board Committee: — will refer to the Board or other Board Committee any matter that comes to their attention that is relevant for the Board or respective Board Committee; and — is entitled to the resources and information it requires and has direct access to our employees and advisers. Board Audit Committee financial knowledge All BAC members have appropriate financial experience, an understanding of the financial services industry and satisfy the independence requirements under the ASXCGC Recommendations, Securities Exchange Act of 1934 (US) (as amended) and its related rules, and the NYSE Listing Rules. The Board has determined that Mr Nash is an ‘audit committee financial expert’ and independent in accordance with US securities law. The designation of Mr Nash as an audit committee financial expert does not impose duties, obligations or liability on him that are greater than those imposed on him as a Board Audit Committee member, and does not affect the duties, obligations or liability of any other BAC member or Board member. Audit committee financial experts are not deemed as an ‘expert’ for any other purpose. Board and Board Committee meetings The number of meetings of the Board and Board Committees for the financial year ended 30 September 2021, and each Director’s attendance is reported in Section 9 of the Directors’ report, in our 2021 Annual Report. Scheduled meetings of the Board Committees occur at least quarterly, with the Board Risk Committee and Board Legal, Regulatory & Compliance Committee both meeting at least six times annually. All Board Committees are able to meet more frequently as necessary. Non-executive Directors regularly meet without management present, so they can discuss issues appropriate to such a forum. Senior executives and other selected employees are invited, where considered appropriate, to participate in Board and Board Committee meetings. They are also available to be contacted by Directors between meetings. All Directors can receive all Board Committee papers and can attend any Board Committee meeting, provided there is no conflict of interest. The CEO attends all Board Committee meetings, except where he has a material personal interest in a matter being considered. Meeting with Regulators The Directors also met with representatives from the Australian Securities and Investments Commission, Australian Prudential Regulation Authority, Australian Transaction Reports and Analysis Centre, Office of the Australian Information Commissioner and the Australian Financial Complaints Authority during the course of the year. Role of the Company Secretary Westpac’s Company Secretary attends Board and Board Committee meetings and is responsible for the operation of the Secretariat function, including advising the Board on governance and, in conjunction with management, giving practical effect to the Board’s decisions. The Company Secretary is accountable to the Board, through the Chairman, on all matters to do with the proper functioning of the Board. A profile for the Company Secretary can be found in the Directors’ report, in our 2021 Annual Report. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION

12 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Diversity At Westpac we recognise when unique people work together they can deliver extraordinary results. We’re focused on building an inclusive workplace by fostering a diverse workforce which feels respected, connected, supported and valued. Our purpose is to help all Australians and New Zealanders succeed, and this is regardless of those things that are part of our identity like age, cultural background, disability, ethnicity, sex, gender identity, marital or family status, religious belief, sexual orientation or socio-economic background. Our Inclusion and Diversity Strategy and Policy sets out our commitments to making Westpac an inclusive place for our employees and customers. We are committed to attracting, recruiting, developing and retaining our people in a culture that embraces individual differences across our business practices. Our Inclusion and Diversity priorities for 2021-23 Our Executive team oversees the Group-wide Inclusion and Diversity Plan and reviews progress twice a year. Our 2021-23 Inclusion and Diversity plan has three priority areas: — gender aspiration of 50% in senior roles; — improved understanding of cultural diversity; and — build engaging career opportunities for our Indigenous workforce. Making Inclusion happen We expect all employees to work to foster a culture which values diversity and includes everybody. The Board Nominations & Governance Committee reviews annually diversity within the Westpac Group, including approving diversity and inclusion objectives and overseeing progress in achieving these objectives. The Board Nominations & Governance Committee approved the Group’s measurable objectives (which were in place for this reporting period) for achieving gender diversity in the composition of the Board, Senior Executives1, and workforce generally as follows: — at least 40% women on the Westpac Board; — at least 40% women in our Senior Executive population; — maintain 50% women in leadership positions2; and — maintain no less than 50% women in our workforce generally. Westpac has recently become a signatory to the 40:40 vision, and the Board Nominations & Governance Committee has approved, for future reporting periods, measurable objectives of 40% women, 40% men and 20% any gender for the composition of the Board, Executive Team and General Managers. The existing measurable objectives of 50% women in leadership and 50% women in the total workforce are unchanged. At 30 September 2021, the proportion of women employed by the Group was as follows: — Board of Directors: 33%; — Senior Executive population: 40%; — leadership roles: 50%; and — total Westpac workforce: 55%. We are committed to achieving gender pay equity, affirming that equal pay must be given for equal work. We undertake a remuneration gap analysis annually to identify issues and take steps to investigate and address any pay gaps. Our ten employee action groups help us strengthen an inclusive culture across a broad range of topics including – gender, LGBTIQ+, young and mature-age employees, cultural diversity in leadership, accessibility, Indigenous employees, veterans, skilled volunteering and supporting victims of domestic and family violence. Westpac offers a variety of leave options that support flexibility, such as parental leave (including support for those who experience pregnancy loss), carers leave, wellbeing and lifestyle leave, career breaks, purchased leave, uncapped domestic and family violence support leave, gender transition leave, Sorry Business leave, volunteer leave and emergency services leave. We are committed to ensuring that our workplaces are free from sexual harassment and that we treat each other with dignity, courtesy, and respect. This year we elevated our Sexual Harassment Policy to be a standalone policy that was aligned to the Respect@ Work Report, a national inquiry into sexual harassment in Australian workplaces. A copy of Westpac’s Workplace Gender Equality Agency (WGEA) report is available on WGEA’s website at www.wgea.gov.au/. Further information on our inclusion and diversity programs and performance, as well as a copy of our Inclusion & Diversity Policy can be found on our website at www.westpac.com.au/about-westpac/ inclusion-and-diversity/. 1 For the purpose of our measurable objectives, ‘Senior Executives’ is defined as our Group Executives and General Managers. 2 Women in Leadership refers to the proportion of women (permanent and maximum term) in leadership roles across the Group. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank Managers and Assistant Bank Managers.

WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT 13

INTRODUCTION
THE BOARD
OPERATION OF THE BOARD
DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY
RISK
FINANCIAL REPORTING AND DISCLOSURE
ADDITIONAL INFORMATION

Ethical decision making

Ethical and responsible decision making is critical to decision making at Westpac. Our purpose, values and behaviours, together with our Code of Conduct and related policies and frameworks, are focused on instilling and reinforcing an ethical and responsible decision-making culture across the Group.

Purpose, values and behaviors

Westpac's purpose – helping Australians and New Zealanders succeed – and our values and behaviours set the direction for our culture by providing clarity about what is valued most and what our people need to do. Our purpose, values and behaviours were derived from four key cultural shifts that we identified as being essential to drive the right performance, risk and customer culture.

Digitised, simplified, clear and quick – Empowered people, with courage to act and simplified systems and processes.

Clarity on roles, clear accountability, empowered – A high performing team with everyone knowing their role in delivering on agreed outcomes, with true end-to-end accountability.

Objective assessment of current status, able to constructively challenge – Honest about areas for improvement and the ability to constructively challenge, whilst feeling safe to raise issues early.

Safe to speak up – owning the risks – A culture where mistakes are used as a learning opportunity to support growth and development.

In working to fulfil our purpose, we are guided by our 'HELPS' values:

Our values	
HELPFUL	**Passionate about providing a great customer experience**
ETHICAL	**Trusted to do the right thing**
LEADING CHANGE	**Determined to make it better and be better**
PERFORMING	**Accountable to get it done**
SIMPLE	**Inspired to keep it simple and easy**

Underpinning our values are 16 behaviours. We are currently focusing on the following six key behaviours:

- I act, 'If I say it, I do it'
- I always ask 'Should We?' as well as 'Can We?'
- I constructively challenge when something doesn't feel right
- I am clear on my role and the decisions I can make
- I am accountable for managing risk
- I always ask, 'Can this be simpler?'

14 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Am I sure it helps us to fulﬁl our purpose, values and behaviours? Contact your People Leader for further advice and guidance. If this is not possible or has been unsuccessful, you should contact Risk or Compliance. If you still feel uncomfortable, see the ‘Speaking up and raising concerns’ page Am I sure it helps us achieve each of our Code of Conduct outcomes? Are we doing the right thing for our Would I feel comfortable if I had to tell my You are likely to be operating in line with our Code of Conduct and subject to any you can proceed STOP and discuss with your People Leader CAN WE? SHOULD WE? YES YES YES YES YES YES Am I sure it complies with Westpac Group policies, processes and guidance? Am I sure it complies with law IF YES TO BOTH, ASK YOURSELF THE FOLLOWING: IF YOU ANSWERED YES TO ALL QUESTIONS: NO/NOT SURE NO/NOT SURE Ethical decision making (continued) Westpac’s purpose, values and behaviours were launched in August 2020. Since then, significant initiatives have been undertaken (with some ongoing) to embed the new purpose, values and behaviours, including a comprehensive communications agenda, leader-led initiatives and alignment of systems, processes and policies, which impacts on our day-to-day activities. Code of Conduct The Group Code of Conduct (Code) establishes the expectations of our people to do what is right. The Code goes beyond an obligation to comply with laws and is a key aspect of improving conduct to seek to ensure fair outcomes for customers, communities and each other. The Code requires us to apply the ‘Should We?’ test (see Figure 2 below) when making decisions, and encourages our people to speak up when our standards are not being met. We take non-compliance with the Code very seriously. Material breaches of the Code are reported to the Board Legal, Regulatory & Compliance Committee (BLRCC). Supporting the Code are numerous frameworks and policies outlining our commitment to sustainable business practices and behaviours. These include external codes, operating principles, policies, and position statements addressing sustainability themes such as human rights, climate change and other environmental and social impacts. The Code is available on our website at: www.westpac.com.au/about-westpac/westpac-group/corporate- governance/principles-policies/. Figure 2 – The ‘Should We?’ test

15 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Key policies We have a number of key policies to manage our regulatory compliance and human resource requirements. We also subscribe to a range of external industry codes, such as the Banking Code of Practice and the ePayments Code. Code of Ethics for Senior Finance Officers The Code of Accounting Practice and Financial Reporting (COAPFR) complements our own Code. It is designed to assist our CEO, CFO and other principal financial officers to apply the highest ethical standards to their duties and responsibilities with respect to accounting and financial reporting. The COAPFR requires those officers to: — act honestly and ethically, particularly with respect to conflicts of interest; — provide full, fair, accurate and timely disclosure in reporting and other communications; — comply with applicable laws, rules and regulations; — promptly report violations of the COAPFR; and — be accountable for adherence to the COAPFR. The COAPFR is available on our website at www.westpac.com.au/about-westpac/westpac-group/ corporate-governance/principles-policies/. Delegated authority The Delegated Authority Policy Framework outlines the principles Westpac has adopted to govern decision making within the Westpac Group, including channels of escalation and reporting to the Board. The scope of, and limitations to, authority delegated by the Board to the CEO and through the CEO to other Group Executives, is articulated in formal delegation instruments and covers areas such as expenditure, funding and securitisation, and lending. These delegations have been implemented with a view to balancing effective oversight with appropriate empowerment and accountability of management. Any matters or transactions outside the delegations of authority given to management are required to be referred to the Board or relevant Board Committee for approval. Securities trading Westpac’s Group Securities Trading Policy prohibits Directors, employees, secondees and contractors from dealing in any securities and other financial products if they possess inside information. They are also prohibited from passing on inside information to others who may use that information to trade in securities. In addition, Directors and any employees, secondees or contractors (and their ‘associates’) who, because of their seniority or the nature of their position, may have access to material non-public information about Westpac (known as Prescribed Employees) are subject to further restrictions, including prohibitions on trading prior to and immediately following annual and half year results announcements. The Westpac Group Securities Trading Policy is available in the Corporate Governance section of our website at www.westpac.com.au/about-westpac/ westpac-group/corporate-governance/principles- policies/. Concern reporting and whistleblower protection The Westpac Group Speaking Up Policy encourages our employees, contractors, secondees, former employees, brokers, service providers and suppliers to raise any concerns about our activities or behaviours that may be unlawful or unethical. Our senior management are committed to supporting anyone reporting wrongdoing, and protecting their dignity, wellbeing, career and reputation. Westpac does not tolerate retaliation or adverse conduct related to a Speaking Up report. A person can raise a concern using our whistleblowing channels, including our reporting system ‘Concern Online’ and our Whistleblower Hotline. Both channels enable anonymous reporting. Westpac’s Whistleblower Protection Officers are responsible for protecting whistleblowers against personal disadvantage as a result of making a report. They also engage with whistleblowers to address risks of reprisal. Whistleblowers may also raise a concern directly with a Whistleblower Protection Officer. The Speaking Up Policy requires that we investigate concerns in a confidential, fair and objective manner. If the investigation shows that wrongdoing occurred, we are committed to taking action, such as changing our processes and imposing consequences on those involved in wrongdoing. Outcomes may also involve reporting the matter to relevant authorities and regulators. The Board Audit Committee, in conjunction with the Board Legal, Regulatory & Compliance Committee oversees Westpac’s Whistleblower Program and receives quarterly reporting on whistleblowing (which includes key metrics and measures that provide insights into the performance of the Whistleblower Program). Material whistleblower matters reported under the Westpac Group Speaking Up Policy are reported to the Board Legal, Regulatory & Compliance Committee. Westpac’s Speaking Up Policy is available on our website at www.westpac.com.au/content/dam/public/ wbc/documents/pdf/aw/WBC-speaking-up-policy.pdf. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION

16 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Key policies (continued) Anti-Bribery and Corruption The Westpac Group has an Anti-Bribery and Corruption (ABC) Policy, an ABC Standard, and bribery prevention procedures and systems. Together, they comprise the Westpac ABC Framework. Material breaches of the ABC Policy are reported to the Board Legal, Regulatory & Compliance Committee. The ABC Policy is available on our website at www.westpac.com.au/about-westpac/westpac-group/ corporate-governance/anti-bribery-corruption-policy- procedures/. Westpac has no tolerance for any form of bribery or corruption. This includes a ban on facilitation payments and offering or soliciting secret commissions. Westpac is committed to preventing, detecting and deterring bribery and corruption by managing its bribery and corruption risk and complying with relevant ABC legislation in all jurisdictions in which it operates. This includes compliance with the Australian Criminal Code Act 1995 (Cth), the Bribery Act 2010 (UK) and the Foreign Corrupt Practices Act 1977 (US). Under the ABC Policy, Westpac expects that its officers, Directors, employees, agents, contractors, service providers and subsidiaries and third parties acting for or on behalf of Westpac will comply with all applicable ABC laws and will not offer, provide, authorise, request or receive a bribe or anything which may be viewed as a bribe. Westpac is required to design a system of internal controls, maintain accurate books and records and keep accurate records under the Foreign Corrupt Practices Act 1977 (US). Westpac must also put in place adequate procedures as a defence to bribery under legislation including the Bribery Act 2010 (UK). Adequate procedures must be proportionate to the bribery and corruption risks that Westpac may reasonably face. Fit and Proper Person assessments Westpac’s Board approved Group Fit and Proper Policy (F&P Policy) outlines how we assess the fitness and propriety of our Directors, Accountable Persons under BEAR, and other individuals in key positions of responsibility. The F&P Policy supports Westpac in complying with APRA Prudential Standards CPS 520 and SPS 520, the Banking Act (including BEAR), relevant ASIC licensing requirements (Australian Financial Services Licence and Australian Credit Licence) and equivalent offshore regulations. The Chairman of the Board (and in the case of the Chairman, the Board as a collective) is responsible for assessing the fitness and propriety of our CEO and Non-executive Directors. A Fit and Proper Committee is responsible under delegated authority from the Board for undertaking a fit and proper assessment of all other individuals in key positions of responsibility. In all cases, a fit and proper assessment will be undertaken prior to their initial appointment and be re-assessed annually. This involves the relevant individual providing a declaration and background checks being undertaken as appropriate. Conflicts of interest Westpac’s conflicts of interest framework is designed to identify and manage conflicts of interest. The conflicts of interest framework includes the Group Conflicts of Interest Policy, along with supporting policies, standards and procedures. Under our conflicts of interest framework, any person who acts on behalf of the Westpac Group must: — promptly identify, declare, assess, manage and record conflicts of interest appropriately; — discharge their duties concerning conflicts of interest with integrity, fairness, honesty and due skill, care and diligence; — avoid a conflict of interest where it cannot be effectively managed; and — not solicit, accept or offer money, gifts, favours or entertainment that might influence, or might be seen to influence, their professional judgement. Modern Slavery Westpac is required to report under both the Modern Slavery Act 2015 (UK) and the Modern Slavery Act 2018 (Cth). The Group publishes a joint statement on behalf of its controlled reporting entities. The statement is required to describe the actions we are taking to address the risk of modern slavery in our operations and supply chains. The Westpac Group’s 2020 Modern Slavery Statement was published in March 2021 and can be located at www.westpac.com.au/content/dam/public/wbc/ documents/pdf/aw/sustainability/WBC_2020_ modern_slavery_statement.pdf Customer Advocate Westpac’s Customer Advocate recommends changes to bank policies, procedures and processes, arising from the complaints made by customers, and in particular focuses on how we can best support our vulnerable customers. In addition, the Customer Advocate advises and guides our complaints team regarding some complaints raised by customers in relation to personal banking, small business and wealth and insurance matters.

17 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Sustainability We view sustainable and responsible business practices as important for our business, our customers, our community and shareholder value. Sustainability is about managing risks and opportunities in a way that seeks to balance the long-term needs of all our stakeholders – our customers, employees, suppliers, investors and community partners – as well as the wider community and the environment at large. We aim to address the matters that we believe are the most material for our business and stakeholders, now and in the future. We also understand that this is an evolving area so we seek to progressively embed the management of sustainability matters into business practice, while also anticipating and shaping emerging social and environmental issues where we believe we have the skills and experience to make a meaningful difference and drive business value. Reporting We report on the most material sustainability matters (including environmental and social risks) to Westpac and our stakeholders. Details of how we manage the associated risks and opportunities and our performance against our sustainability strategy are contained in our half and full year reporting suite, available on our website. Our sustainability reporting is subject to independent limited assurance, performed in accordance with the Australian Standard on Assurance Engagements 3000 Assurance Engagements Other Than Audits or Reviews of Historical Financial Information (Revised) (‘ASAE 3000’). The assurance provider also assesses whether our sustainability reporting is prepared in accordance with the GRI (Global Reporting Initiative) Standards. Material exposure to sustainability risks Westpac is exposed to environmental and social risks such as climate change risk. Westpac seeks to manage its material exposures to these risks in accordance with its risk management strategy and frameworks. Further details about these risks and other risks Westpac faces, and how Westpac seeks to manage them, are referred to in our 2021 Annual Report (see pages 28 to 32 and pages 112 to 132) and our Sustainability Supplement available on our website at www.westpac.com.au/about-westpac/sustainability/. Risk Management Our Risk Management Framework describes our approach for managing the material risks we face, and comprises nine components underpinned by a strong risk culture and Three Lines of Defence model, as set out in the diagram on page 18. Effective risk management requires all the elements of the framework to operate independently and as part of a holistic approach. At the centre of the framework is the need for a strong risk culture, that binds the elements, and for all parts of the Group to be clear on their responsibilities for identifying and managing risks through the Three Lines of Defence model. Westpac is currently focused on implementing its integrated CORE program, which is designed to deliver a sustained uplift in outcomes for customers and how we manage risk. Key elements of the CORE program involve embedding our Risk Management Framework and strengthening our risk culture. The Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement are reviewed annually by the Board Risk Committee. The review of the Risk Management Framework includes consideration of whether the framework continues to be sound and that Westpac is operating with due regard to risk appetite. The Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement were approved by the Board, on the recommendation of the Board Risk Committee, during the financial year ended 30 September 2021. The CEO and Executive Team are responsible for implementing our Risk Management Framework and Risk Management Strategy, and for developing frameworks, policies, controls, processes and procedures for identifying and managing risk in Westpac’s activities. To support our management of risk, Westpac has an Executive Risk Committee (RISKCO) that assists in the management and oversight of material risks across the Westpac Group within the context of the risk appetite approved by the Board. RISKCO also oversees the effectiveness of the Risk Management Framework and execution of the Risk Management Strategy. RISKCO is supported by a number of management risk committees (refer to the table on page 18). RISKCO and these committees provide an important channel for senior management to communicate and report on risk matters. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION

18 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Risk Management (continued) Risk Management Framework Westpac Group Executive Risk Committee (RISKCO) KEY MANAGEMENT RISK COMMITTEES Credit Risk Committee Market Risk Committee Operational Risk and Compliance Committee Financial Crime Risk and Compliance Committee Prudential Reporting and Compliance Committee Divisional Risk Committees OTHER RELEVANT COMMITTEES Asset and Liability Committee

19 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Risk Culture Westpac considers that a strong risk culture is essential for the Group’s Risk Management Framework to operate effectively. Building and maintaining a strong risk culture is a continuing focus of the Board and will help us create a simpler, stronger bank. A key element of the CORE program submitted to APRA under the Court enforceable undertaking involves strengthening Westpac’s risk culture, which APRA identified as being immature and reactive. To assist in addressing these shortcomings, and deliver the outcomes required under the integrated plan, the CORE program includes a workstream that supports the active management and oversight of risk culture. As part of this work to improve risk culture, and track progress towards our goal of a risk culture that proactively identifies, manages and mitigates risks, learns from risk events and continuously anticipates new risks and opportunities, we have developed: — tools and processes to help us better measure, monitor and manage our risk culture; and — a Group-wide learning program which provides an opportunity for employees to spend time on the specifics of risk management. Three Lines of Defence We have adopted and continue to embed a Three Lines of Defence model to aid in managing risk, within which all employees play an active role. Westpac is continuing to upgrade its end-to-end risk management capabilities as part of an ongoing program of work that spans both financial and non- financial risk. A key component of the CORE program is embedding the Three Lines of Defence model to establish clearer risk management accountabilities. For further information about the CORE program, refer to the Strategic Review in our 2021 Annual Report. The 1st Line of Defence – Business and Support: manages the risk they originate The 1st Line proactively identifies, evaluates, owns and manages the risks in their business. It also seeks to ensure that business activities are within approved risk appetite and policies. In managing the risks they originate, the 1st Line is required to establish and maintain appropriate structures, controls, resources and self-assessment processes, including issue identification recording and escalation procedures. This accountability cannot be abrogated. The 1st Line is accountable for ‘self- certification’. The 2nd Line of Defence – provides oversight, insight and control of 1st Line activities The 2nd Line sets frameworks, controls (including policies and limits) and standards for use across the Group. The 2nd Line can require remediation or cessation of activity where these are not adhered to. The approach of the 2nd Line is designed to be risk- based and proportionate to 1st Line activities. The 2nd Line’s role is to review and challenge 1st Line activities and decisions that may materially affect Westpac’s risk position, and independently evaluates the effectiveness of the 1st Line’s controls, monitoring, compliance, and progress towards mitigating risks. In addition, the 2nd Line’s role is to provide insight to the 1st Line, assisting in developing, maintaining and enhancing the business’ approach to risk management. The 2nd Line considers and reports the aggregated risk profile of the Group to facilitate end-to-end oversight of risk. The 3rd Line of Defence – Provides Independent audit Group Audit is Westpac’s internal 3rd Line assurance function that provides the Board and Senior Executive with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION

20 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Financial reporting and audit Approach to financial reporting Our approach to financial reporting reflects three core principles: — that our financial reports present a true and fair view of our financial position and performance; — that our accounting methods comply with applicable accounting standards and policies; and — that our external auditor is independent and serves security holders’ interests. The Board, through the Board Audit Committee, has regard to Australian and international developments relevant to these principles when reviewing our practices. The Board delegates oversight responsibility for the integrity of financial statements and financial reporting systems to the Board Audit Committee. The Board Risk Committee provides relevant periodic assurances and reports (as appropriate, and as supported by the Board Legal, Regulatory and Compliance Committee) to the Board Audit Committee. Similarly, the Board delegates oversight responsibility for the preparation of remuneration reports and disclosures to the Board Remuneration Committee, which recommends remuneration reports and related disclosures, and provides relevant assurances, through the Board Audit Committee to the Board for approval. CEO and CFO assurance The Board receives regular reports from management about our financial condition and operational results, as well as that of our controlled entities. Before the Board approves the half year and full year financial statements, the CEO and the CFO declare to the Board that in all material respects: — Westpac’s financial records: • correctly record and explain its transactions, and financial position and performance; • enable true and fair financial statements to be prepared and audited; and • are retained for seven years after the transactions covered by the records are completed; — the financial statements and notes comply with applicable accounting standards; — the financial statements and notes give a true and fair view of Westpac’s and its consolidated entities’ financial position and of their performance; — any other matters that are prescribed by the Corporations Act 2001 (Cth) and regulations as they relate to the financial statements and notes are satisfied; and — the declarations above have been formed on the basis of a sound system of risk management and internal control, and that the system is operating effectively in all material respects in relation to financial reporting risks. The CEO and CFO have provided such statements for the financial year ended 30 September 2021. External auditor Our external auditor is PricewaterhouseCoopers (PwC), appointed by shareholders at the 2002 AGM. Prior to 2002, individuals who were partners of PwC or its antecedent Firms were our external auditors from 1968. Our PwC lead audit partner is Lona Mathis and the quality review partner is Ewan Barron. Ms Mathis and Mr Barron assumed responsibility for these roles in June 2017 and December 2019, respectively. The external auditor receives all Board Audit Committee, Board Risk Committee, Board Legal, Regulatory & Compliance Committee and Board Technology Committee papers, attends all meetings of these committees and is available to Committee members at any time. The external auditor also attends the AGM to answer questions from shareholders regarding the conduct of its audit, the audit report and financial statements and its independence. PwC is required to confirm its independence and compliance with specified independence standards at our half and full financial year, however in practice it confirms its independence on a quarterly basis. We strictly govern our relationship with the external auditor, including restrictions on employment, business relationships, financial interests and use of our financial products by the external auditor. Periodically, the Board Audit Committee consults with the external auditor without the presence of management about internal controls over financial information, reporting and disclosure and the fullness and accuracy of the Group’s financial statements. The Board Audit Committee also meets with the General Manager, Group Audit without other members of management being present. Engagement of the external auditor To avoid possible independence or conflict issues, our ‘Pre-approval of engagement of PwC for audit and non-audit services’ policy (NAS Policy) prohibits the external auditor from carrying out certain types of non-audit services for Westpac. The NAS policy also limits the extent to which PwC can perform other non- audit services. Use of PwC for any non-audit services must be assessed and approved in accordance with the pre-approval process set out in the NAS Policy.

21 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Group Audit (internal audit) Group Audit is Westpac’s internal 3rd line assurance function that provides the Board and Senior Executives with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls. Group Audit is governed by a charter approved by the Board Audit Committee that sets out the purpose, role, scope and high-level standards for the function. The General Manager, Group Audit has a direct reporting line to the Chairman of the Board Audit Committee and an administrative line to the CFO. Group Audit also has the right to unrestricted and private access to the CEO. Group Audit’s responsibilities include regularly reporting to the relevant Board Committees. Board Audit Committee dialogue with management, external audit and Group audit The Board Audit Committee maintains an ongoing dialogue with management, the external auditor and Group Audit, including regarding those matters that are likely to be designated as Key Audit Matters in the external auditor’s report. Key Audit Matters are those matters which, in the opinion of the external auditor, are of the most significance in their audit of the financial report. As part of its oversight responsibilities, the Board Audit Committee also conducts discussions with a wide range of internal and external stakeholders including: — the external auditor, about our major financial reporting risk exposures and the steps management has taken to monitor and control such exposures; — Group Audit and the external auditor concerning their reports regarding significant findings in the conduct of their audits, and oversee that any issues identified are rectified by management in an appropriate and timely way or reported to the Board Risk Committee or Board Legal, Regulatory & Compliance Committee as appropriate (with those committees overseeing management’s response to rectifying those issues); — management and the external auditor concerning the half year and full year financial statements; — management and the external auditor regarding any correspondence with regulators or government agencies, and any published reports which raise material issues or could impact on matters regarding the Westpac Group’s financial statements or accounting policies; and — the Group General Counsel regarding any legal matters that may have a material impact on, or require disclosure in, the financial statements. Market disclosure and shareholder communication Verification of periodic corporate reports For periodic corporate reports released to the market which are not required to be audited or reviewed by our external auditor, Westpac has an internal verification and approval process to support the integrity of the information that is being disclosed. The specific process for each periodic corporate report will vary depending on the particular release but may generally involve the individuals with responsibility for the information confirming to the best of their knowledge and belief that the information is considered to be accurate and not misleading; the review of the report or document by relevant internal subject matter experts (and as appropriate, our external advisers); and the review by and confirmation from the individual responsible for the corporate report that it is appropriate for release. Periodic corporate reports released to the market may also, depending upon the report, be required to be approved by the Disclosure Committee or the Board under Westpac’s Market Disclosure Policy. Further details regarding Westpac’s Market Disclosure Policy are set out in the paragraph below. Market disclosure We seek to provide all investors with equal, timely, accurate, balanced and meaningful information. Consistent with these standards, the Group maintains a Board-approved Market Disclosure Policy, which governs how we communicate with our shareholders and the investment community. The Market Disclosure Policy is available on our website at www.westpac. com.au/about-westpac/westpac-group/corporate- governance/principles-policies/. The policy provides a framework for how we manage our disclosure obligations and satisfy the disclosure requirements of the ASX, NZX, and other relevant offshore securities exchanges, as well as relevant securities and corporations legislation. Under our policy, and in accordance with our obligations, information that a reasonable person would expect to have a material effect on the price or value of our securities must first be disclosed via the ASX unless an exception applies under regulatory requirements. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION

22 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT Market disclosure (continued) Our Disclosure Committee is responsible for (among other things) determining whether matters within management’s authority should be disclosed publicly under the policy, and for assisting employees in understanding what information may require disclosure to the market on the basis that it is market sensitive. Certain disclosure decisions (for example, relating to matters of fundamental importance to the Group including announcements concerning financial results or material equity raisings, transactions or changes in strategic direction) are the responsibility of the Board. The Disclosure Committee is comprised of the Disclosure Officer (who is the CFO), the Group General Counsel and any one of the following: the CEO, the Chief Risk Officer, the Group Executive, Customer and Corporate Relations and the Head of Investor Relations. The Disclosure Officer is ultimately responsible for all disclosure related communication with relevant securities exchanges. The Company Secretary or their delegate is authorised to give any documents to the ASX once they have been approved pursuant to the Market Disclosure Policy or by the Board. A copy of announcements on material issues will also be provided to the Board promptly after release to the ASX, unless previously provided. Before Westpac gives a new and substantive investor or analyst presentation, we will release a copy of that presentation to the market. Once relevant information is disclosed to the market and available to investors, it may also be published on our website. This includes investor discussion packs, and presentations on, and explanations about, our financial results. Our website also contains Annual Reports, results announcements, speeches and support material given at investor conferences or presentations, notices of meetings and key media releases. Shareholder communication and participation We are committed to keeping shareholders fully informed about Westpac – from our strategy, operations and performance, to our governance and sustainability approach. As part of our investor relations program – and consistent with our Market Disclosure Policy – we carry out a range of activities to facilitate two-way communication with shareholders, including: — providing relevant company information online via our Investor Centre on our website; — giving shareholders the option to receive information and communications electronically or via hardcopy; — responding to shareholder queries directly via phone, email and mail; and — enabling shareholders to view major market briefings and maintaining that information in our Investor Centre. Our financial calendar in our Investor Centre lists all major market briefings and shareholder meetings. Announcements on these events may also be made on the ASX. Westpac seeks to facilitate shareholder participation at general meetings. We aim to choose a time and venue for meetings that is convenient to shareholders, and we typically move our AGM across capital cities. We also include explanatory notes in the notice of meeting which is sent to shareholders. For shareholders physically unable to attend a general meeting, the meeting is made available via webcast and is archived for later viewing in our Investor Centre. Ahead of a meeting, Westpac typically engages with shareholders and shareholder groups to gather feedback and questions, and then seeks to respond to their needs and queries in our reporting and/or at our meeting. Given the ongoing restrictions and uncertainty of COVID-19, we will hold a `virtual’ AGM again this year. At our 2021 AGM, shareholders (and their proxies, corporate representatives, and attorneys) will be able to ask questions and make comments via the AGM Online Platform or via the teleconference. The AGM Online Platform will also enable shareholders to vote on the resolutions. In addition, shareholders can lodge a direct vote before the AGM. Consistent with our practice for voting at meetings of shareholders, and in accordance with the current legislative requirements for holding a virtual AGM, voting on all resolutions will be conducted by a poll.

23 WESTPAC GROUP 2021 CORPORATE GOVERNANCE STATEMENT NZX and NYSE listing rules – additional information New Zealand In addition to Westpac’s principal listing on the ASX, Westpac’s ordinary shares are also quoted on the NZX, which is the main board equity security market operated by NZX Limited. As a foreign exempt issuer in New Zealand, we are deemed to satisfy and comply with the NZX Listing Rules, provided that we remain listed on the ASX and comply with the ASX Listing Rules. The ASX, through the ASXCGC Recommendations and the NZX, through the NZX Corporate Governance Code, has adopted similar ‘comply or explain’ approaches to corporate governance. The ASXCGC Recommendations may, however, materially differ from the corporate governance rules and the principles of NZX’s Corporate Governance Code. United States Westpac has American Depositary Shares (ADS) representing its ordinary shares quoted on the NYSE, trading under the symbol ‘WBK’. The Board has decided to discontinue the ADS listing on NYSE and Westpac’s ADS program is expected to be terminated during the first half of 2022. Under the NYSE Listing Rules, foreign private issuers (like Westpac) are permitted to follow home country practice in respect of corporate governance in lieu of the NYSE Listing Rules. However, we are still required to comply with certain audit committee and additional notification requirements. We comply in all material respects with all NYSE Listing Rules applicable to us. Under the NYSE Listing Rules, foreign private issuers are required to disclose any significant ways in which their corporate governance practices differ from those followed by domestic US companies. We have compared our corporate governance practices to the corporate governance requirements of the NYSE Listing Rules and note the significant differences below. The NYSE Listing Rules require that, subject to limited exceptions, shareholders be given the opportunity to vote on equity compensation plans and material revisions to those plans. In Australia, except in certain circumstances, there are no laws or ASX Listing Rules that require shareholder approval of equity-based incentive plans or individual grants under those plans (other than for Directors, including the Managing Director and CEO). Westpac’s employee equity plans have been disclosed in the Remuneration Report in the Directors’ report, (located in our 2021 Annual Report), which is subject to a non-binding shareholder vote at the AGM and grants to our CEO are approved by shareholders. The details of grants under our equity-based incentive plans have been disclosed in Note 32 of our financial statements for the year ended 30 September 2021. The NYSE Listing Rules set out specific requirements for determining whether a director will be regarded as independent. While these requirements are broadly consistent with Westpac’s criteria for independence, under Australian independence requirements, the Board is able to apply discretion in its determination of a director’s independence that differs from the NYSE Listing Rules. The NYSE Listing Rules also provide that the Board Nominations & Governance Committee’s responsibilities should include selecting, or recommending that the Board select, the Director nominees for the next annual meeting of shareholders and overseeing the evaluation of the Board. The Board, rather than the Board Nominations & Governance Committee, reviews and recommends the Director nominees for election at the AGM and undertakes an annual review of its performance. INTRODUCTION THE BOARD OPERATION OF THE BOARD DIVERSITY, ETHICAL DECISION MAKING, KEY POLICIES & SUSTAINABILITY RISK FINANCIAL REPORTING AND DISCLOSURE ADDITIONAL INFORMATION

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